Exhibit 23

Consent of Independent Registered Public Accounting Firm

To the Stockholders, Board of Directors, and Audit Committee

Mid-Southern Bancorp, Inc.

Salem, Indiana

We consent to the incorporation by reference in the Registration Statements of Mid-Southern Bancorp, Inc. (Company) on Form S-8 (File Nos. 333-226919 and 333-238774) of our report dated March 24, 2023, on our audits of the consolidated financial statements of the Company as of December 31, 2022 and 2021, and for the years then ended, which report is included (or incorporated by reference) in this Annual Report on Form 10-K.

/s/ FORVIS, LLP

(Formerly BKD, LLP)

Indianapolis, Indiana

March 24, 2023